Exhibit 99.1

For Immediate Release

Contact:                        Bob Kneeley

VP, Investor Relations

303-495-1245

bob.kneeley@evhc.net

ENVISION HEALTHCARE REPORTS 2015 THIRD QUARTER RESULTS

Adjusted EBITDA of $142.5 million

Announces $500 million Share Repurchase Program

Greenwood Village, Colo. (October 22, 2015) — Envision Healthcare Holdings, Inc. (Envision or Company) (NYSE: EVHC) reported results from operations for the three months and nine months ended September 30, 2015.  All comparisons included in this release are for the 2015 periods to the comparable 2014 periods, unless otherwise noted.

Highlights:

•                  Net revenue of $1.37 billion;

•                  Adjusted EBITDA was $142.5 million, which was lower than anticipated as a result of several factors specific to the Company’s EmCare segment;

•                  Net income was $17.2 million, and was impacted by an expense accrual of $30 million related to previously disclosed lawsuits;

•                  Adjusted earnings per share was $0.30, and GAAP diluted EPS was $0.09 for the quarter;

•                  Envision now expects to generate Adjusted EBITDA of $600 to $605 million for 2015, and Adjusted EPS of approximately $1.28 to $1.30; and

•                  Envision’s board of directors has authorized a share repurchase program of up to $500 million.

“While our AMR and Evolution Health results for the 2015 third quarter were in line, performance at EmCare fell short of our expectations,” said William A. Sanger, chairman, president and chief executive officer. “EmCare’s same-store revenue growth, while positive, was lower than in recent quarters due to a reduction in anticipated volume.  On a sequential basis, EmCare’s revenue, when excluding Evolution Health, grew by $3.7 million, while compensation and benefits were up $14 million in the quarter.  As staffing schedules are set 45 to 60 days in advance, based on anticipated volumes and hospital expectations, we were not successful in adjusting coverage in line with lower-than-expected volumes.

“In addition, a number of recent contract starts had staffing challenges that resulted in higher-than-expected temporary compensation costs in the period.   Most of those contracts have either been renegotiated or are being terminated during the fourth quarter.

“We have taken definitive steps to align staffing levels and improve contract margins, and expect to realize a majority of the benefits of these actions in the fourth quarter.”

Results of Operations for the Third Quarter of 2015

Envision generated net revenue of $1.37 billion, an increase of 18.9%, which is the result of contributions from acquisitions, as well as net new contract wins and same-store growth.

Adjusted EBITDA of $142.5 million compares with $153.7 million for the prior-year period.  Envision’s Adjusted EBITDA margin of 10.4% compares with 13.4% for the prior-year period.

Adjusted EPS for the quarter was $0.30 and compares to $0.35 per share for the third quarter of 2014. On a GAAP basis, Envision earned $0.09 per share on a fully diluted basis, compared to $0.28 per share.

Segment Results for the Third Quarter of 2015

Envision operates two business segments: EmCare Holdings (EmCare), the Company’s facility-based and post-acute care physician-led services segment, and American Medical Response (AMR), the Company’s medical transportation services segment.

EmCare

EmCare’s net revenue for the third quarter of 2015 was $933.9 million, an increase of 24.8% from the prior-year period. Revenue from acquisitions completed during the past 12 months contributed growth of 16.1%.  Organic revenue growth was 8.7% and consisted of growth from net-new contracts of 6.9%, while revenue from same-store contracts contributed 1.8% to total revenue growth for the quarter. When calculated from the comparable contract base for both periods, same-store revenue grew by 2.1% and consisted of 2.6% growth from patient volume offset by a 0.5% decline in rate, primarily attributable to loss of Medicaid parity.

EmCare’s Adjusted EBITDA was $86.4 million, or 9.2% of revenue, which compares with $100.9 million, or 13.5% of revenues for the third quarter of 2014.  Lower Adjusted EBITDA at EmCare was primarily attributed to several key factors:

1)             The rate of EmCare’s same-store revenue growth was lower than recent periods, without a corresponding decrease in cost of services, resulting in lower-than-expected margins.

2)             Higher-than-anticipated staffing costs on recent contract starts resulted in actual contract losses of $6.5 million for the third quarter.

3)             A $4.2 million increase in insurance reserves for prior-year claims.

American Medical Response

AMR’s net revenue grew by 7.8%, to $433.4 million, from $402.2 million in the prior-year period.  Same-market revenue growth was 2.9%, net-new contract growth was 3.3%, and acquisition-related growth was 1.6%. Same-market growth consisted of a 3.7% increase in volume and a 0.8% decrease in rate.

AMR’s Adjusted EBITDA of $56.1 million grew by 6.2%, from $52.8 million in the prior-year period. Adjusted EBITDA margin was 12.9% for the third quarter of 2015, and compares with 13.1% for the prior-year period.

Envision Cash Flows for the Third Quarter of 2015

Envision generated cash flow from operations of $34.0 million, which compares to $100.1 million in the third quarter of 2014.  Cash flow from operations was impacted by lower net income, as well as an increase in days sales outstanding of three days, primarily due to temporary delays from certain payors and an increase in cash tax payments of approximately $35 million.  Adjusted Free Cash Flow was $23.0 million, compared to $82.8 million in the third quarter of 2014.

Results of Operations for the Nine Months Ended September 30, 2015

Envision’s net revenue was $3.97 billion, an increase of 22.4% from the prior-year period, while Adjusted EBITDA of $434.1 million increased by 8.6%.   Envision generated cash flow from operations of $194.9 million, which compares with $194.0 million.  Adjusted free cash flow was $168.1 million, compared to $167.2 million.

Segment Results for the Nine Months ended September 30, 2015

Net revenue at EmCare was $2.69 billion, an increase of 29.1% from the prior-year period.  Adjusted EBITDA was $268.7 million, an increase of 3.0%.

Net revenue at AMR was $1.28 billion, an increase of 10.4% from the prior-year period.  Adjusted EBITDA was $165.4 million, an increase of 19.2%.

Expense Accrual Related to Litigation

Envision’s results from operations for the 2015 third quarter includes a one-time expense accrual of $30 million based on estimates of EmCare’s exposure resulting from several previously disclosed lawsuits related to physician services at hospitals affiliated with Health Management Associates, Inc.  This accrual was recorded as a charge to restructuring and other charges, which is included in the Company’s net income but excluded from the Company’s reported Adjusted EBITDA for the 2015 third quarter.

2015 Guidance

Based on the Company’s results for the 2015 third quarter and the expected impact on fourth quarter operations, Envision is adjusting its 2015 annual Adjusted EBITDA guidance to a range of $600 million to $605 million.  The Company expects that Adjusted EPS will be approximately $1.28 to $1.30.

Envision Share Repurchase Program

The Company’s board of directors has authorized a share repurchase program of up to $500 million.  The Company expects to fund its repurchase program from operating cash flows and new borrowings as needed.  The timing of share repurchases depends upon marketplace conditions and other factors.

Conference Call

Envision management will host a conference call today, Thursday, October 22, 2015, at 8:30 a.m. Eastern Time, to discuss the Company’s financial results. Interested participants may listen to the call by dialing 800-857-6175, or 517-623-4852 for international callers, and referencing participant code 909712.  For those unable to participate in the live call, a replay will be available one hour after the call ends through November 22, 2015. To access the replay, dial 800-937-5460, or 203-369-3865 for international callers. An audio file will also be archived for 30 days on the investor relations section of the Company’s website: investor.evhc.net.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc., offers an array of physician-led healthcare-related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. The organization provides care across a broad patient continuum via American Medical Response, Inc. (AMR), EmCare Holdings, Inc. (EmCare) and Evolution Health, LLC (Evolution Health). AMR provides community-based medical transportation services, including emergency (‘911’), non-emergency, managed transportation, air ambulance and disaster response. EmCare’s integrated facility-based physician services include emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health’s innovative and comprehensive care coordination solutions result in improved patient care delivery across a number of healthcare settings.   Envision Healthcare is headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Forward-Looking Statements

Certain statements herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995 including, but not limited to, statements relating to our 2015 guidance, 2015 performance, objectives, plans and strategies, including measures to improve EmCare’s future performance, and all statements that address events that we anticipate will occur in the future. Any forward-looking statements herein are made as of the date hereof, and Envision undertakes no duty to update any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from forward-looking statements are described in Envision’s filings with the U.S. Securities and Exchange Commission from time to time.  Among the factors that could cause future results to differ materially are: decreases in our revenue and profit margin under our fee-for-service contracts; the loss of existing contracts; failure to accurately assess costs under new contracts; difficulties in our ability to recruit and retain qualified physicians and other healthcare professionals; failure to implement some or all of our business strategies; lawsuits for which we are not fully reserved; the adequacy of our insurance coverage and insurance reserves; risks related to our proposed acquisition of Rural/Metro; the high level of competition in the markets we serve; the cost of capital expenditures; the loss of members of senior management; our ability to maintain or implement complex information systems; disruptions in disaster recovery systems, management continuity planning, or information systems; our ability to adequately protect our intellectual property rights; challenges by tax authorities on our treatment of certain physicians as independent contractors; the impact of labor union representation; fluctuations in results due to our national contract with FEMA; potential penalties or changes to our operations, including our ability to collect accounts receivable; the impact of changes in the healthcare industry; our ability to timely enroll our providers in the Medicare program; our ability to comply with future changes in government regulation; the outcome of government investigations; our ability to comply with the terms of our settlement agreements with the government; and our ability to generate cash flow to service our debt; and the factors discussed in “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted EPS, which are not calculated in accordance with generally accepted accounting principles in the United States of America (GAAP).  Adjusted EBITDA is defined as net income (loss) before equity in earnings of unconsolidated subsidiary, income tax benefit (expense), loss on early debt extinguishment, other income (expense), net, realized gains (losses) on investments, interest expense, net, equity-based compensation expense, transaction costs related to acquisition activities, restructuring and other charges, adjustment to net loss (income) attributable to non-controlling interest due to deferred taxes, and depreciation and amortization expense.  Adjusted Free Cash Flow is defined as cash flow from operations adjusted for cash used in non-acquisition related investing activities and certain out-of-period or non-recurring cash payments.  Adjusted EPS is defined as diluted earnings per share adjusted for expenses related to the Company’s secondary offerings, amortization expense, equity-based compensation expense, restructuring and other charges, severance and related costs, loss on early debt extinguishment, and transaction costs related to acquisition activities, net of an estimated tax benefit.  Adjusted EBITDA and Adjusted EPS for the three and nine months ended September 30, 2014, as presented herein, excludes transaction costs related to acquisition activities to conform to current definitions of Adjusted EBITDA and Adjusted EPS, respectively.  These non-GAAP measures are used by management and investors as performance measures or liquidity indicators. However, the items excluded from these non-GAAP measures are significant components in understanding the Company’s financial performance, and, as a result, these measures should not be considered as an alternative to GAAP measures such as net income, net income per share, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity. Since these non-GAAP financial measures are susceptible to varying calculations, these measures may not be comparable to other similarly titled measures of other companies.  Reconciliations of non-GAAP financial measures are provided in this press release.  Reconciliation for the forward-looking full-year 2015 Adjusted EBITDA and Adjusted EPS projections presented herein is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Net revenue	$1,367,370	$1,150,329	$3,966,130	$3,239,867
Compensation and benefits	997,213	819,353	2,874,328	2,330,021
Operating expenses	165,099	129,535	472,954	364,885
Insurance expense	41,091	27,527	114,783	90,091
Selling, general and administrative expenses	29,463	22,851	87,161	65,820
Depreciation and amortization expense	44,547	36,796	129,364	108,786
Restructuring and other charges	30,000	366	30,000	4,906
Income from operations	59,957	113,901	257,540	275,358
Interest income from restricted assets	149	175	442	507
Interest expense, net	(27,579)	(25,742)	(82,360)	(84,793)
Realized gains (losses) on investments	—	(466)	(34)	648
Other income (expense), net	(221)	(660)	(593)	(3,432)
Loss on early debt extinguishment	—	—	—	(66,397)
Income (loss) before income taxes and equity in earnings of unconsolidated subsidiary	32,306	87,208	174,995	121,891
Income tax benefit (expense)	(13,795)	(34,437)	(69,009)	(49,700)
Equity in earnings of unconsolidated subsidiary	59	72	202	185
Net income (loss)	18,570	52,843	106,188	72,376
Less: Net (income) loss attributable to noncontrolling interest	(1,334)	(67)	(3,161)	3,233
Net income (loss) attributable to Envision Healthcare Holdings, Inc.	17,236	52,776	103,027	75,609

Basic earnings per common share	$0.09	$0.29	$0.56	$0.42
Diluted earnings per common share	$0.09	$0.28	$0.54	$0.40
Weighted average common shares outstanding, basic	185,969,475	182,564,837	185,214,021	181,502,232
Weighted average common shares outstanding, diluted	191,769,107	190,184,323	191,373,606	189,707,609

Other Information
EmCare weighted patient encounters	4,585,390	3,835,925	13,394,015	10,720,502
AMR weighted transports	848,688	795,424	2,503,731	2,319,595

Earnings Per Share Reconciliation

	Quarter ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Weighted average common shares outstanding, diluted	191,769,107	190,184,323	191,373,606	189,707,609

Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$17,236	$52,776	$103,027	$75,609
Adjustments:
Other expense related to secondary offering/other filings, net of tax of $(58) and $(634) for quarter 2015 and 2014, respectively and $(210) and $(1,746) for nine months 2015 and 2014, respectively	96	799	316	2,486

Amortization expense, net of tax of $(10,120) and $(9,122) for quarter 2015 and 2014, respectively and $(30,393) and $(24,731) for nine months 2015 and 2014, respectively	16,577	11,483	45,883	35,224

Equity-based compensation expense, net of tax of $(668) and $(470) for quarter 2015 and 2014, respectively and $(1,907) and $(1,490) for nine months 2015 and 2014, respectively	1,093	592	2,879	2,122

Restructuring and other charges, net of tax of $(11,372) and $(162) for quarter 2015 and 2014, respectively and $(11,954) and $(2,024) for nine months 2015 and 2014, respectively	18,628	204	18,046	2,882

Severance and related costs, net of tax of $(327) and $(1,365) for quarter and nine months 2015, respectively	536	—	2,061	—

Loss on early debt extinguishment, net of tax of ($27,389) for nine months 2014	—	—	—	39,008

Transaction costs related to acquisition activities, net of tax of $(2,477) and $(662) for quarter 2015 and 2014, respectively and $(4,665) and $(1,334) for nine months 2015 and 2014, respectively	4,058	833	7,043	1,899
Net income (loss) attributable to Envision Healthcare Holdings, Inc., adjusted	$58,224	$66,687	$179,255	$159,230
Adjusted EPS	$0.30	$0.35	$0.94	$0.84

Envision Healthcare Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Adjusted EBITDA	$142,478	$153,728	$434,105	$399,635
Depreciation and amortization expense	(44,547)	(36,796)	(129,364)	(108,786)
Restructuring and other charges	(30,000)	(366)	(30,000)	(4,906)
Interest income from restricted assets	(149)	(175)	(442)	(507)
Transaction costs	(6,535)	(1,495)	(11,708)	(3,233)
Severance and related costs	(863)	—	(3,426)	—
Equity-based compensation expense	(1,761)	(1,062)	(4,786)	(3,612)
Net income (loss) attributable to noncontrolling interest	1,334	67	3,161	(3,233)
Income from operations	59,957	113,901	257,540	275,358
Interest income from restricted assets	149	175	442	507
Interest expense, net	(27,579)	(25,742)	(82,360)	(84,793)
Realized gains (losses) on investments	—	(466)	(34)	648
Other income (expense), net	(221)	(660)	(593)	(3,432)
Loss on early debt extinguishment	—	—	—	(66,397)
Income tax benefit (expense)	(13,795)	(34,437)	(69,009)	(49,700)
Equity in earnings of unconsolidated subsidiary	59	72	202	185
Net (income) loss attributable to noncontrolling interest	(1,334)	(67)	(3,161)	3,233
Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$17,236	$52,776	$103,027	$75,609

Envision Healthcare Holdings, Inc.

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
EmCare
Net revenue	$933,941	$748,080	$2,688,117	$2,082,661
Compensation and benefits	758,379	589,458	2,175,715	1,661,532
Operating expenses	46,417	30,786	124,638	80,111
Insurance expense	28,511	16,750	77,645	52,504
Selling, general and administrative expenses	17,032	11,835	50,324	35,368
Interest income from restricted assets	(38)	(64)	(109)	(174)
Transaction costs	(2,820)	(1,163)	(7,288)	(2,701)
Severance and related costs	(448)	—	(2,480)	—
Equity-based compensation expense	(793)	(478)	(2,154)	(1,626)
Net income (loss) attributable to noncontrolling interest	1,334	67	3,161	(3,233)
Adjusted EBITDA	86,367	100,889	268,665	260,880
Depreciation and amortization expense	(24,744)	(18,030)	(70,831)	(50,949)
Restructuring and other charges	(30,000)	25	(30,000)	(872)
Interest income from restricted assets	(38)	(64)	(109)	(174)
Transaction costs	(2,820)	(1,163)	(7,288)	(2,701)
Severance and related costs	(448)	—	(2,480)	—
Equity-based compensation expense	(793)	(478)	(2,154)	(1,626)
Net income (loss) attributable to noncontrolling interest	1,334	67	3,161	(3,233)
Income from operations	$28,858	$81,246	$158,964	$201,325

AMR
Net revenue	$433,429	$402,249	$1,278,013	$1,157,206
Compensation and benefits	238,834	229,895	698,613	668,489
Operating expenses	118,682	98,749	348,316	284,774
Insurance expense	12,580	10,777	37,138	37,587
Selling, general and administrative expenses	12,431	11,016	36,837	30,452
Interest income from restricted assets	(111)	(111)	(333)	(333)
Transaction costs	(3,715)	(332)	(4,420)	(532)
Severance and related costs	(415)	—	(946)	—
Equity-based compensation expense	(968)	(584)	(2,632)	(1,986)
Adjusted EBITDA	56,111	52,839	165,440	138,755
Depreciation and amortization expense	(19,803)	(18,766)	(58,533)	(57,837)
Restructuring and other charges	—	(391)	—	(4,034)
Interest income from restricted assets	(111)	(111)	(333)	(333)
Transaction costs	(3,715)	(332)	(4,420)	(532)
Severance and related costs	(415)	—	(946)	—
Equity-based compensation expense	(968)	(584)	(2,632)	(1,986)
Income from operations	$31,099	$32,655	$98,576	$74,033

Total
Net revenue	$1,367,370	$1,150,329	$3,966,130	$3,239,867
Compensation and benefits	997,213	819,353	2,874,328	2,330,021
Operating expenses	165,099	129,535	472,954	364,885
Insurance expense	41,091	27,527	114,783	90,091
Selling, general and administrative expenses	29,463	22,851	87,161	65,820
Interest income from restricted assets	(149)	(175)	(442)	(507)
Transaction costs	(6,535)	(1,495)	(11,708)	(3,233)
Severance and related costs	(863)	—	(3,426)	—
Equity-based compensation expense	(1,761)	(1,062)	(4,786)	(3,612)
Net income (loss) attributable to noncontrolling interest	1,334	67	3,161	(3,233)
Adjusted EBITDA	142,478	153,728	434,105	399,635
Depreciation and amortization expense	(44,547)	(36,796)	(129,364)	(108,786)
Restructuring and other charges	(30,000)	(366)	(30,000)	(4,906)
Interest income from restricted assets	(149)	(175)	(442)	(507)
Transaction costs	(6,535)	(1,495)	(11,708)	(3,233)
Severance and related costs	(863)	—	(3,426)	—
Equity-based compensation expense	(1,761)	(1,062)	(4,786)	(3,612)
Net income (loss) attributable to noncontrolling interest	1,334	67	3,161	(3,233)
Income from operations	$59,957	$113,901	$257,540	$275,358

Envision Healthcare Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$129,890	$318,895
Trade and other accounts receivable, net	1,133,615	950,115
Other current assets	110,112	94,229
Total current assets	1,373,617	1,363,239
Non-current assets:
Property, plant and equipment, net	231,873	211,276
Goodwill and other intangible assets, net	3,591,953	3,063,115
Other long-term assets	99,497	66,123
Total assets	$5,296,940	$4,703,753

Liabilities and Equity
Current liabilities	$687,273	$576,868
Long-term debt and capital lease obligations	2,226,210	2,025,877
Long-term deferred tax liabilities	193,535	130,963
Insurance reserves and other long-term liabilities	245,738	201,004
Total liabilities	3,352,756	2,934,712
Total equity	1,944,184	1,769,041
Total liabilities and equity	$5,296,940	$4,703,753

Envision Healthcare Holdings, Inc.

Condensed Consolidated Statements of Cash Flows and Reconciliation of Net Cash Provided by (Used in)

Operating Activities to Adjusted Free Cash Flow

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Cash Flows from Operating Activities
Net income (loss)	$18,570	$52,843	$106,188	$72,376
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization, and other	48,371	38,598	140,920	117,896
Excess tax benefits from equity-based compensation	(9,575)	(22,862)	(34,051)	(38,520)
Loss on early debt extinguishment	—	—	—	66,397
Deferred income taxes	2,403	970	3,503	1,456
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable, net	(45,299)	(34,325)	(83,065)	(92,537)
Parts and supplies inventory	(324)	(151)	(485)	(574)
Prepaids and other current assets	1,024	7,968	(3,548)	(10,959)
Accounts payable and accrued liabilities	18,889	53,742	67,740	85,008
Insurance reserves	(36)	3,281	(2,257)	(6,539)
Net cash provided by (used in) operating activities	34,023	100,064	194,945	194,004

Cash Flows from Investing Activities
Purchases of available-for-sale securities	(440)	(49,282)	(2,507)	(52,654)
Sales and maturities of available-for-sale securities	200	29,898	9,409	40,425
Purchases of property, plant and equipment	(22,659)	(22,179)	(65,687)	(55,659)
Proceeds from sale of property, plant and equipment	25	83	377	2,299
Acquisition of businesses, net of cash received	(69,653)	37	(568,570)	(199,261)
Net change in insurance collateral	4,456	808	(1,250)	2,021
Other investing activities	(2,197)	589	(1,226)	(1,774)
Net cash provided by (used in) investing activities	(90,268)	(40,046)	(629,454)	(264,603)

Cash Flows from Financing Activities
Borrowings under the ABL Facility	60,000	—	365,000	50,000
Proceeds from issuance of senior notes	—	—	—	740,625
Repayments of the Term Loan	(3,343)	—	(10,029)	(6,686)
Repayments of the ABL Facility	(55,000)	(3,343)	(155,000)	(50,000)
Repayments of senior notes	—	—	—	(607,750)
Payment for debt extinguishment premiums	—	—	—	(37,630)
Debt issuance costs	—	(847)	(27)	(2,221)
Proceeds from stock options exercised	2,417	7,405	11,767	7,405
Excess tax benefits from equity-based compensation	9,575	22,862	34,051	38,520
Shares repurchased for tax withholdings	—	—	—	(14,430)
Contributions from (distributions to) non-controlling interest, net	—	—	100	250
Other financing activities	(119)	(1,528)	(358)	(5,026)
Net cash provided by (used in) financing activities	13,530	24,549	245,504	113,057

Change in cash and cash equivalents	(42,715)	84,567	(189,005)	42,458
Cash and cash equivalents, beginning of period	172,605	162,603	318,895	204,712
Cash and cash equivalents, end of period	$129,890	$247,170	$129,890	$247,170

Operating and non-acquisition investing cash flow	$13,408	$59,981	$134,061	$128,662

Non-recurring cash flow adjustments:
Excess tax benefits from equity-based compensation	9,575	22,862	34,051	38,520
Adjusted Free Cash Flow	$22,983	$82,843	$168,112	$167,182